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                                                                   Exhibit 99.1

Thursday August 26

Company Press Release

MCM Capital Group, Inc. Signs Forward Flow Agreement With MBNA

HUTCHINSON, Kansas--(BUSINESS WIRE)--Aug. 26, 1999--MCM Capital Group, Inc. (NASDAQ: MCMC - news) announced today that it has entered into a forward flow agreement with a subsidiary of the MBNA Corporation to purchase certain charged off credit card receivables. MBNA is one of the leading credit card issuers in the United States. Terms of the agreement were not disclosed.

"We are very excited at the prospect of forging a long term partnership with an industry leader," commented Robert E. Koe, MCM Capital's President and CEO. "This forward flow agreement gives us a steady supply of purchased accounts and is part of our strategy of becoming a servicer of choice to the country's leading credit card issuers."

Eric D. Kogan, MCM's Chairman, added, "We are very pleased with such a positive development for MCM. As a rapidly growing company, we know the keys to success in this business include entering into forward flow agreements and servicing receivables profitably. MCM has executed this plan historically, and will continue to do so to deliver value to its shareholders."

MCM Capital Group, Inc. acquires and collects delinquent consumer receivables. On July 14, 1999 MCM Capital Group, Inc. completed its initial public offering of common stock and is listed on NASDAQ under the symbol MCMC.

The statements in this press release that are not historical facts, including most importantly, those statements preceded by, or that include the words "may", "believes", "expects", "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of MCM Capital Group, Inc. (the "Company") and its subsidiaries to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Such factors include, but are not limited to, the following: the Company's ability to recover sufficient amounts on receivables to fund operations; the Company's ability to hire and retain qualified personnel to recover the Company's receivables efficiently; the availability of financing; the availability of sufficient receivables at prices consistent with our return targets; the Company's ability to renew its current forward flow agreements at favorable terms; the success of the Company in identifying systems and programs that are not Year 2000 compliant; unexpected costs associated with Year 2000 compliance or the business risk associated with Year 2000 non-compliance by suppliers; changes in, or failure to comply with, government regulations; the costs, uncertainties and other effects of legal and


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administrative proceedings and other risks and uncertainties detailed in the
Company's Securities and Exchange Commission filings. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions to any forward-looking statements to reflect events or circumstances after the date of such statements to reflect events or circumstances after anticipated or unanticipated events. In addition, it is the Company's policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.

Contact:

     MCM Capital Group, Inc.
     R. Brooks Sherman
     Executive V.P. and Chief Financial Officer
     800/265-8825


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